                          CERTIFICATE OF DESIGNATIONS

                                      OF

                     SERIES B CONVERTIBLE PREFERRED STOCK

                                      OF

                          PHP HEALTHCARE CORPORATION

                            a Delaware corporation


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             Pursuant to (S) 151(g) of the General Corporation Law
                            of the State of Delaware
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     PHP Healthcare Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, a committee of the Board of Directors of the Corporation, pursuant to authority conferred upon such committee by the Board of Directors in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, adopted the following resolution creating a series of Preferred Stock designated as Series B Convertible Preferred Stock:

          RESOLVED that there shall be a series of shares of the Preferred Stock of the Corporation designated "Series B Convertible Preferred Stock"; that the number of authorized shares of such series shall be 80,800 and that the rights and preferences of such series (the "Series B Preferred") and the limitations or restrictions thereon, shall be as follows:

     1.   Dividends. The holders of the Series B Preferred shall not be entitled
          ---------
to receive dividends.

     2.   Liquidation Preference.
          ----------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the Series B Preferred, the amount of $1,000 per share plus any amounts accrued but unpaid under Section 1.4(b)(iv) of the Preferred Stock Investment Agreement (the "Investment Agreement") under which shares of the Series B Preferred were originally issued (the "Liquidation Preference").

          (b) Subject to the last sentence of this Section, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series B Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series B Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series B Preferred as provided in
Section 5 hereof. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the Series B Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference. This Section shall not apply to a business combination in which substantially all the Common Stock of the Corporation is converted into or exchanged for voting common stock of the corporation surviving such business combination, if (i) such common stock of the surviving corporation is listed and traded on the NASDAQ National Market or the New York Stock Exchange, and (ii) the Board of Directors of the Corporation determines in good faith that the conversion rights and other rights and preferences of the Series B Preferred are preserved and not rendered of less value by the terms of such business combination.

     3.   Mandatory Conversion. On the fifth anniversary of the date of
          --------------------
issuance, all then outstanding shares of Series B Preferred shall be automatically converted into Common Stock at the Conversion Price on such anniversary date and otherwise pursuant to the applicable provisions set forth in Section 4 hereof.

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     4.   Conversion.  The holders of the Series B Preferred shall have optional
          ----------
conversion rights as follows:

          (a)  Accrual of Conversion Rights.  The Conversion Period shall
               ----------------------------
commence on the first day of the fourth full calendar month after the date of issuance, or (if earlier) the date that a Registration Statement covering resale of the underlying shares of Common Stock has been declared effective by the Securities and Exchange Commission, and shall continue thereafter for the life of the issue. Each holder of record of Series B Preferred shares on the date of commencement of the Conversion Period (an "Original Holder") shall be entitled to convert in any calendar month the following percentage of the Series B Preferred shares held by such holder on the date of commencement of the Conversion Period, on a cumulative basis following commencement of the Conversion Period. The percentage for each calendar month will be determined based on the highest of the daily low trading prices of the Common Stock during such month, as follows:

          Highest of daily low trading        Percentage convertible
          prices during month                 during such month
               $25.00 or less                 20.0%
               $25.01 to $27.00               25.0%
               $27.01 to $29.00               30.0%
               $29.01 to $31.00               35.0%
               $31.01 to $33.00               40.0%
               $33.01 to $35.00               45%
               $35.01 to $37.00               50%
               $37.01 or more                 100%

The number of shares which may be converted in any calendar month shall include the number of shares which might have been but were not converted during earlier calendar months. In the case of transfers of shares by an Original Holder the Corporation shall make such notations on its stock ownership records and on the certificates for shares issued upon transfer so as to reflect the portion (if any) of the transferred shares which have become convertible pursuant to this provision, or the Corporation may at its election issue certificates representing the Series B Preferred shares in such form, or with such annotations, as to reflect the time or times at which the shares represented by such certificates will become convertible.

          (b)  Removal of Limitations.  The limitations set forth in Section
               ----------------------
4(a) hereof, with respect to the percentage of Series B Preferred shares which may be converted during certain time periods, shall terminate and all the Series B Preferred shares shall thereafter be fully convertible if any of the following events or conditions shall occur or exist: (i) an event described in Section 2(b) (subject to the exclusion in the last sentence of such Section) shall occur, whether or not the holders of Series B Preferred deem such event to be a liquidation; (ii) proceedings for relief under any bankruptcy or similar law for the relief of debtors are instituted by or against the Corporation or any of its significant subsidiaries and, if instituted against the Corporation or such subsidiary, are consented to or not dismissed within 30 days; (iii) the independent auditors of the Corporation shall fail or be unwilling to express within 90 days after the end of the Corporation's fiscal year a customary opinion on the financial statements of the Corporation, or shall express such opinion subject to a "going concern" qualification; (iv) the Common Stock of the Corporation shall cease to be listed on either the NASDAQ National Market or the New York Stock Exchange; or
(v) there shall be a material breach by the Corporation of any of its obligations hereunder or under the Preferred Stock Investment Agreements pursuant to which the Series B Preferred was originally issued, which breach has a material adverse effect on the holders of Series B Preferred.

          (c)  Right to Convert.  At and after the time it has become
               ----------------
convertible, each share of Series B Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the liquidation preference of the Series B Preferred share determined pursuant to Section 2(a) hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date, provided however, that a share of Series B Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 4.9% or more of the Common Stock of the Corporation.

          (d)  Mechanics of Conversion.  To convert shares of Series B Preferred
               -----------------------
into shares of Common Stock, the holder shall give written notice to the Corporation substantially in the form of the Notice of Conversion attached to the Investment Agreement (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder (i) shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation, and (ii) shall deliver to the Corporation a certificate certifying that such holder and its affiliates have complied with all of their obligations under the Investment Agreement, including Section 3.6 thereof with respect to certain hedging transactions, which certificate may be included in the form of Notice of Conversion attached as an Exhibit to the Investment Agreement. The Corporation shall, immediately upon receipt of such notice and certificate, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of Series B Preferred not so converted, if any. The Corporation shall effect such issuance within 48 hours and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice. Notice of conversion may be given by a holder at any time of day up to 5:00 pm New York time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

          (e)  Determination of Conversion Price.
               ---------------------------------

               (i) On any Conversion Date prior to the first day of the sixth full calendar month after the Closing, the Conversion Price shall be $25.00. Subject to the foregoing sentence and to the provisions of subsection
(e)(iii) and subsection (f) of this Section 4, on any Conversion Date, the Conversion Price shall be the lowest daily trading price of the Common Stock for the 22 consecutive trading days (excluding any trading day on which the Dow Jones Industrial Average closes 7% or more below its opening on that day and excluding any trading day on which the New York Stock Exchange halts trading for at least one hour because of the "Circuit Breakers" pursuant to its Rule 80A or
80B) ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage (as defined below) in effect on the Conversion Date.

               (ii) The Applicable Percentage shall be as follows:

          5.00% starting on the first day of the sixth (6th) full calendar month after Closing.
          5.75% starting on the first day of the seventh (7th) full calendar month after Closing.
          6.25% starting on the first day of the eighth (8th) full calendar month after Closing.
          7.00% starting on the first day of the ninth (9th) full calendar month after Closing.
          7.50% starting on the first day of the tenth (10th) full calendar month after Closing.

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

          8.25% starting on the first day of the eleventh (11th) full calendar month after Closing.
          9.00% starting on the first day of the twelfth (12th) full calendar month after Closing, and thereafter.

               (iii) At any date on or after the first day of the sixth full calendar month after Closing, the Maximum Conversion Price ("Conversion Cap") shall be the lesser of (i) $30.00, or such lower number as the Company may designate, at its option, by notice to the holders of Series B Preferred, (ii) 91% of the average of the daily low trading prices of the Common Stock for the fifteenth calendar month after the Closing, or (iii) 91% of the average of the daily low trading prices of the Common Stock for the twenty-first calendar month after the Closing. The provisions of clauses (ii) and (iii) of the foregoing sentence shall become effective at the end of the fifteenth and twenty-first calendar months following the Closing, respectively. In no event, however, shall the Conversion Cap be lower than $25.00.

               (iv) The terms "high trading price", "low trading price" and "last sale price" of the Common Stock on any day shall mean, respectively,
(A) the highest reported sale price, the lowest reported sale price and the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the highest reported sale price, the lowest reported sale price and the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the highest asked price, the lowest bid price and the last bid price for the Common Stock as reported by National Quotation Bureau Incorporated. If none of the foregoing provisions are applicable, the "high trading price", "low trading price" and "last sale price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors of the Corporation. The term "trading day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. The "closing price" of the Common Stock on any day means the "last sale price" as defined above. The terms "highest trading price" and "lowest trading price" of the

Common Stock for a period of several trading days mean, respectively, the highest of the high or the lowest of the low trading prices for each of such trading days.

               (v) In the event that during any period of consecutive trading days provided for herein, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in any price per share specified in dollars in Section 4(a) or elsewhere herein.

          (f)  Green Floor.  If at any time the Conversion Price falls below
               -----------
$25.00 (the "Green Floor Price" subject to change in accordance with this Section 4(f)) the Corporation may at its option give written notice ("Cash Conversion Notice") to the holders of the Series B Preferred at least five trading days prior to the effective date specified in such Notice (the "Effective Date") that the Corporation will honor any conversion request otherwise properly made during the period that the Cash Conversion Notice remains effective, at a Conversion Price lower than the Green Floor Price then in effect, by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into Common Stock and such Common Stock were sold at the high trading price on the Conversion Date (the "Cash Conversion Amount"). A Cash Conversion Notice shall constitute a representation and warranty by the Corporation that it has funds available in cash or cash equivalents (including without limitation amounts available to be drawn under lines of credit or letters of credit) to pay the Cash Conversion Amount (computed on the basis of the Green floor Price then in effect) upon conversion of all the Series B Preferred shares eligible for conversion at that time, and that such funds will be set aside and maintained for the exclusive purpose of satisfying the Corporations's Cash Conversion obligations. The Cash Conversion Notice may (but need not) specify an expiration date of such Notice, shall specify the Green Floor Price that will be in effect until further notice is given, and shall be given at least five trading days before the same becomes effective. The Corporation may terminate the Cash Conversion Notice by a further five trading day notice to the holders of Series B Preferred that the Cash Conversion Notice will not be in effect after a specified date. The Corporation may re-establish the Green Floor Price, at its option, by giving five trading days notice to the holders of the Series B Preferred prior to the notice becoming effective. If notice of conversion shall be given by a holder of Series B Preferred shares on a date that a Cash Conversion Notice is in effect, the Corporation shall within 48 hours following surrender of the share certificate as provided in Section 4(d) hereof make payment of the Cash Conversion Amount to such holder by wire transfer of immediately available funds in U.S. dollars pursuant to such wire transfer instructions as may have been given by such holder, or in the absence of such instructions by mailing by certified mail a bank cashiers' or certified check for the Cash Conversion Amount to the record address of such holder. A Cash Conversion Notice shall cease to be effective if the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified in the foregoing sentence, time being of the essence, and the Corporation's right to give Cash Conversion Notices will thereupon terminate. If the Corporation fails to make payment of the Cash Conversion Amount to any holder entitled thereto in the manner and within the time specified above, time being of the essence, (i) such holder shall be entitled to receive from the Corporation in cash an amount equal to 3% of the Cash Conversion Amount, payable seven days thereafter, without prejudice to the right of such holder to assert a claim for damages in a larger amount than such payment, and (ii) such holder shall be entitled (A) to elect to receive the Common Stock that would have been issuable to him on the Conversion Date upon conversion of his Series B Preferred shares if no Cash Conversion Notice had been given, such election to be made by written notice to the Corporation not later than five trading days after the date on which the holder receives notice that the Corporation has failed to make payment to him of the Cash Conversion Amount, or (B) unless such holder has elected the foregoing alternative (A), such holder shall be entitled to the immediate return of the stock certificate or certificates representing the Series B Preferred shares submitted by such holder for Cash Conversion, and then and thereafter (whether or not such certificate or certificates have been returned) such holder's notice of conversion shall be rescinded and of no further effect, and such holder shall have the right to convert his Series B Preferred shares into Common Stock of the Corporation without regard to the provisions of this subsection (f). The number of shares that a holder is entitled to convert, determined pursuant to subsections (a) and (b) of this
Section 4, shall not be affected by the giving or effectiveness of a Cash Conversion Notice. Any Cash Conversion Notice shall be given as provided in
Section 5 hereof.

          (g)  Distributions.  In the event the Corporation shall at any time or
               -------------
from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings, then in each such event provision shall be made so that the holders of Series B Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

          (h)  Certificates as to Adjustments.  Upon the occurrence of any
               ------------------------------
adjustment or readjustment of the Conversion Price pursuant to Section 4(e)(v) or Section 4(m) hereof, or any provision for distribution pursuant to Section 4(g) hereof, or any adjustment of the cash per-share prices specified herein, the Corporation at its expense shall promptly compute such adjustment, readjustment or provision in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment, readjustment or provision and showing in detail the facts upon which such adjustment, readjustment or provision is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred with respect to each share of Common Stock received upon such conversion, which determination shall be binding on the holders absent manifest error.

          (i)  Notice of Record Date.  In the event of any taking by the
               ---------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give notice to each holder of Series B Preferred at least 10 days prior to such date specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (j)  Issue Taxes.  The Corporation shall pay any and all issue and
               -----------
other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (k)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite shareholder approval as promptly as practicable.

          (l)  Fractional Shares.  No fractional shares shall be issued upon the
               -----------------
conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (m)  Reorganization or Merger.  In case of any reorganization or any
               ------------------------
reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series B Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Preferred. The Corporation shall have no obligation to obtain the prior consent of the holders of Series B Preferred, individually or as a class, except as expressly provided herein or as provided by applicable law.

          (n)  Rounding.  All calculations under this Section 4 shall be made to
               --------
the nearest cent or the nearest 1/100th of a share, as the case may be.

          (o)  Cancelled Shares.  Shares of Series B Preferred converted into
               ----------------
Common Stock shall be cancelled and shall have the status of authorized but unissued shares of undesignated preferred stock.

     5.   Notices.  Any notice to be given to the holders of the Series B
          --------
Preferred shall be (i) mailed by first class mail postage prepaid to each holder of Series B Preferred at the address shown on the records of the Corporation for such holder, (ii) transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and (iii) unless receipted for by telecopy or facsimile on the date such notice is given, shall be transmitted by an overnight delivery service or courier service for delivery at the address shown on the records of the Corporation for such holder on the first business day following the date such notice is given, or if delivery in one business day to such address cannot be effected by such delivery service, then on the earliest day on which such delivery can be made. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (1) the date of transmission, if delivered via facsimile at the facsimile telephone number specified in the Investment Agreement prior to 5:00 p.m. (New York Time) on a trading day, (ii) the trading day after the transmission, if delivered via facsimile at the facsimile telephone number specified in the Investment Agreement later than 5:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date,
(iii) the trading day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     6.   Other Provisions.  For all purposes of this Resolution,  the term
          -----------------
"date of issuance" or "closing" shall mean the day on which shares of the Series B Preferred are first issued by the Corporation, and the terms "trading price", "high trading price", "low trading price", "closing price", "last trade price", and "trading days" shall have the meanings given them in Section 4(e) hereof. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

     7.   Restrictions and Limitations.  The Corporation shall not undertake the
          ----------------------------
following actions without the consent of the holders of a majority of the Series B Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series B Preferred, (ii) authorize or issue any other equity security senior to the Series B Preferred, or (iii) for a period of two years after the closing, pay dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock or other equity security of the Corporation either junior to or on a parity with the Series B Preferred except from current or retained earnings or from the net proceeds of sale of equity securities.

     8.   Voting Rights.   Except as provided herein or as provided for by law,
          --------------
the Series B Preferred shall have no voting rights.

     9.   Attorneys' Fees.  Any holder of Series B Preferred shall be entitled
          ---------------
to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder, if such holder is the prevailing party in an action or proceeding to compel such enforcement.

     10.  Limitation on Number of Conversion Shares.  The Corporation shall not
          ------------------------------------------
be obligated to issue, in the aggregate, more than 2,300,000 shares of Common Stock as presently constituted (the "NYSE Cap") upon conversion of the Series B Preferred, if issuance of a larger number of shares would constitute a breach of the Rules of the New York Stock Exchange. Subject to the obligation to effect certain redemptions pursuant to the following provisions of this Section, if further issuances of shares of Common Stock upon conversion of the Series B Preferred would constitute a breach of the New York Stock Exchange Rules (i.e., all of the shares permitted to be issued under the NYSE Cap shall have been so issued), then so long thereafter as such limitation shall continue to be applicable and any shares of Series B Preferred are submitted for conversion such shares shall receive in cash an amount equal to the Cash Conversion Amount determined as provided in Section 4(f) hereof, in lieu of the Common Stock which such shares would otherwise be entitled to receive upon conversion. Payment of the Cash Conversion Amount shall be made no later than as specified in Section 4(f) and shall bear daily interest thereafter at the rate of one-tenth of one percent per day until paid. The NYSE Cap shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. If (A) the Corporation is unable to obtain the requisite shareholder approval concerning the issuance of shares of Common Stock upon conversion of the Series B Preferred to satisfy the New York Stock Exchange Rules prior to March 31, 1998, then (B) the Corporation shall immediately schedule another meeting of shareholders to obtain such shareholder approval and shall use its best efforts to obtain such approval, and
(C) if such approval is not obtained by May 31, 1998, the Corporation shall immediately redeem, at a "Special Redemption Price" equal to 110% of the liquidation preference of such shares, the smallest number of Shares which is sufficient, in the Corporation's reasonable judgment, such that following such redemption, conversion of the remaining shares of Series B Preferred would not constitute a breach of the Corporation's obligations under the New York Stock Exchange Rules. Any redemption effected pursuant to the preceding sentence shall require 15 days' notice and the Redemption Date shall be not more than 15 days after the date specified in Clause C of the preceding sentence. Such redemption shall be made pro-rata. If there shall be a default in payment of the Special Redemption Price, the amount so payable shall bear daily interest from and after the Redemption Date at the rate of one-twentieth of one percent per day until paid. Until the requisite stockholder approval is obtained, no purchaser of Series B Preferred Shares pursuant to an Investment Agreement (each, a "Purchaser" and, collectively, the "Purchasers") shall be issued, upon conversion of the Series B Preferred Shares, a number of shares of Common Stock ("Conversion Shares") in an amount greater than the product of (A) the NYSE Cap times (B) a fraction, the numerator of which is the number of Series B Preferred Shares issued to such Purchaser pursuant to the Investment Agreements and the denominator of which is the aggregate amount of all of the Series B Preferred Shares issued to the Purchasers pursuant to the Investment Agreements (the "Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Series B Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Allocation Amount. In the event that the number of Conversion Shares issued to a holder is, in the aggregate, less than such holder's Allocation Amount, then the difference between such holder's Allocation Amount and the number of Conversion Shares actually issued to such holder shall be allocated to the respective Allocation Amounts of the remaining holders of Series B Preferred Shares on a pro rata basis in proportion to the number of Series B Preferred Shares then held by each such holder.

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                                     - 13 -

     IN WITNESS WHEREOF, PHP Healthcare Corporation has caused this certificate to be executed by Jack M. Mazur, its President, this 22nd day of December, 1997.

                              PHP HEALTHCARE CORPORATION


                              By:
                                 ---------------------------------
                                    Jack M. Mazur, President



                                                                          122202

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